UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NATIONAL CINEMEDIA, INC.
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April 26, 2012

Dear NCM Shareholder:

Your vote is very important to us. At the 2012 Annual Meeting, the Company’s stockholders will vote on a non-binding proposal to approve the compensation of the Company’s named officers. The Company’s Board of Directors has unanimously recommended that you vote FOR the proposal to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers. In connection with this proposal, NCM is seeking to assist our stockholders in understanding this proposal and to facilitate prompt voting.

The proxy advisory firm, Institutional Shareholder Services (“ISS”) has recommended AGAINST and Glass Lewis has recommended FOR the Advisory Approval of the Company’s Executive Compensation at our upcoming National CineMedia (“NCM”) 2012 annual meeting.

The ISS reason cited for the AGAINST vote was that there was a “pay for performance disconnect driven by the payment of a discretionary bonus when the threshold performance targets were not met under the annual incentive plan”. They also commented that “CEO pay and TSR performance appears misaligned over the five-year term”. While our CEO and several employees of our Company were in fact paid a discretionary 2011 performance bonus outside of the formula established in our performance bonus plan at the start of 2011 due to some factors described in our Proxy, we do not believe that those discretionary payments created a misalignment between our executive compensation plan structure and our long term performance as was suggested by ISS. Following are a few pieces of data that shareholders should consider when casting their “Say-on-Pay” vote:

•

Our executive compensation was benchmarked to the median of a group of 18 companies selected proportionately from industries that represent the key elements of our business, including: advertising, digital technology, internet software and services, and the movie and entertainment industries. Our compensation is at the median size of this peer group, as measured by market capitalization, an appropriate size measure for growth businesses with financial operating characteristics similar to ours and more appropriate than the much broader peer group used by ISS;

•

Our Company achieved $227.2M of adjusted OIBDA in 2011 versus $225.4M for 2010, versus a threshold of $230.2M and a target of $255.8M. These actual results were approximately 89% of our internal budgets and 1% point below the 90% minimum threshold to qualify for a performance bonus established in the performance bonus plan. It should be noted that consistent with our aggressive budgeting culture we had projected a 13.4% adjusted OIBDA growth target for 2011 in the annual incentive plan, following strong 18.9% actual growth in 2010;

•

While 2011 adjusted OIBDA growth was below our expectations, cumulative free cash flow of $610.1 million for the recently completed 2009-2011 long-term incentive plan performance cycle represented double-digit growth over the prior period and was in excess of the broader media marketplace and was consistent with the performance targets set for 2011. Furthermore, since the establishment of our dividend in late 2007 at $0.60 per share, our annual dividend has increased to its current rate of $0.88 per share;

•

The 2011 discretionary performance bonus that our CEO and other executives and corporate employees received represented 32% of the bonuses paid in 2010 and the number of restricted share and stock option grants made to our Named Executive Officers in 2012 was approximately 65% of the 2011 grants. This decrease related directly to the 2011 below target performance;

•

70% or more of total direct compensation for the Named Executive Officers is performance contingent, and thus given the below expectation 2011 performance it is likely that none of the 2011 restricted share awards will ultimately vest and if they do the 2012 restricted share grant provides that there will be a 1 for 1 reduction in the number of 2012 restricted shares grants that will vest.

Given the factors outlined above and other factors set forth in our recently filed Proxy we believe that the Company’s executive compensation program is aligned with and contributes to value creation for NCM shareholders. Specifically, we believe that the program design, performance standards, and pay opportunities have resulted in realized pay for our top executives that is well aligned with our industry peer group and the relative returns provided to NCM shareholders and thus we ask you to consider the above facts when evaluating the ISS recommendation, and encourage our investors to vote FOR the Advisory Approval of the Company’s Executive Compensation contained in the 2012 proxy.

Thanks very much for your continuing support and please let us know if you would like to discuss this further.

NCM Compensation Committee